Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181708 on Form S-8 of VLOV, Inc. of our report dated April 12, 2012 relating to the consolidated financial statements (except for the effects of the reverse stock split described in Note 12 thereto, as to which the date is April 16, 2013), appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Indianapolis, Indiana
April 16, 2013